Exhibit 99.1

Iteris Reports Record First Quarter Revenue of $43.5 Million, Up 29% Year Over Year, and GAAP Net Income of $2.1 Million, a $7.0 Million Improvement Year Over Year

Record adjusted EBITDA of $3.7 million, representing a $6.1 million improvement year over year
AUSTIN, TX – August 8, 2023 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal 2024 first quarter, which ended June 30, 2023.

Fiscal 2024 First Quarter Financial Highlights

•Record revenue of $43.5 million, up 29% year over year
•Gross margins of 38.6%, up 840 basis points year over year and 680 basis points sequentially
•GAAP net income of $2.1 million, or $0.05 per share, a $7.0 million, or $0.16 per share improvement from the prior year
•Record adjusted EBITDA of $3.7 million, or 8.4% of revenue, a $6.1 million improvement year over year (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•A record ClearData™ contract win, valued at over $15.0 million over four years
•Record bookings of $53.1 million, up 25% year over year
•Record backlog of $123.8 million as of June 30, 2023, up 14% year over year
•Net cash flow of $3.4 million, reflecting earnings improvement and strong working capital management, resulting in a cash balance of $20.0 million as of June 30, 2023

Management Commentary:

“We are very pleased to report record first quarter revenue from continued strong product and commercial execution, as well as some customer deployments and associated revenue recognition occurring earlier than originally anticipated,” said Joe Bergera, President and CEO of Iteris. “Additionally, we are pleased to report record adjusted EBITDA for the quarter due to significant sequential and year-over-year improvements in product gross margins, which demonstrates our supply chain improvement plan has normalized the cost of goods sold for our Vantage sensor portfolio.

“Looking ahead, we believe the demand environment for smart mobility infrastructure management solutions will remain favorable due to positive secular trends and federal funding from the Infrastructure Investment and Jobs Act. Given this strong demand environment and the positive customer response to the Iteris ClearMobility® Platform, our market-leading technology ecosystem, we continue to anticipate a five-year organic revenue CAGR of approximately 14% consistent with our Vision 2027 targets.”

Fiscal Year 2024 Second Quarter and Full Year Outlook

•Second quarter total revenue guidance in the range of $41.0 million to $42.0 million, representing growth of 6% year over year at the mid-point of the guidance range, which takes into account that some customer deployments and associated revenue recognition moved forward into the first quarter
•Second quarter adjusted EBITDA margin guidance in the range of 5% to 7%, representing a significant year-over-year improvement (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Reiterating full-year total revenue guidance in the range of $168.0 million to $175.0 million, representing organic growth of 10% year over year at the mid-point of the guidance range
•Reiterating full-year adjusted EBITDA margin guidance in the range of 7% to 9%, representing a significant year-over-year improvement (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Reiterating full-year net cash flow guidance in the range of $12.0 million to $16.0 million, driven by net income improvement and continued working capital management

GAAP Fiscal Year 2024 First Quarter Financial Results

•Total revenue in the first quarter of fiscal year 2024 increased 29% to $43.5 million, compared with $33.7 million in the same quarter a year ago. This revenue growth was driven primarily by increased demand for Iteris’ ClearMobility Platform, in particular its sensor products.

•Operating expenses in the first quarter decreased 2% in absolute terms to $14.9 million, compared with $15.1 million in the same quarter a year ago.
•Net income from continuing operations in the first quarter was approximately $2.1 million, or $0.05 per share, compared with a net loss from continuing operations of approximately $4.9 million, or $(0.11) per share, in the same quarter a year ago. The improvement was primarily attributable to an improvement in gross margin, which was impacted in the prior period due to supply chain constraints and resulting high raw material costs.

Non-GAAP Fiscal 2024 First Quarter Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measure: Adjusted income (loss) from continuing operations before taxes, depreciation, amortization, interest expense, stock-based compensation expense, restructuring charges, project loss reserves, acquisition costs, acquisition fair value adjustments, and executive severance and transition costs (“Adjusted EBITDA”). A discussion of the Company’s use of this non-GAAP financial measure is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” along with a reconciliation of Adjusted EBITDA to net income (loss) from continuing operations.

Adjusted EBITDA in the first quarter of fiscal 2024 was approximately $3.7 million, or 8.4% of total revenues, compared with an approximate $2.4 million loss, or (7.3)% of total revenues, in the same quarter a year ago. The improvement mirrors the increase in GAAP earnings.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal 2024 first quarter results.

Date: Tuesday, August 8, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 877-545-0523
International dial-in number: +1 973-528-0016
Participant access code: 635551

If joining by phone, please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MKR Investor Relations at 1-213-277-5550.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the conference call will be available approximately two hours following the end of the call and will remain available for one week. To access the replay, dial +1-877-481-4010 (US Toll Free), or +1 919-882-2331 (International) and enter replay passcode 48722.

About Iteris, Inc.

Iteris is the world’s trusted technology ecosystem for smart mobility infrastructure management. Delivered through Iteris’ ClearMobility Platform, our cloud-enabled end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world, and help bridge legacy technology silos to unlock the future of transportation. That’s why more than 10,000 public agencies and private-sector enterprises focused on mobility rely on Iteris every day. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s acquisitions, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays, and impacts related to the federal government debt ceiling; our ability to source key raw materials generally and in light of current global economic and supply chain challenges; potential adverse impacts due to changes in data sources or availability of data sources, including the recent announcement by data supplier Wejo of the appointment of an administrator due to insolvency; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; risks related to our ability to recruit, integrate and/or retain key talent; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully complete and integrate acquired assets and companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; unpredictable and unprecedented adverse effects of the COVID-19 pandemic or other future pandemics, including impacts on our vendors and our employees; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact
Kerry A. Shiba
Chief Financial Officer, Treasurer and Secretary
Tel: (949) 270-9457
Email: kshiba@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: iti@mkr-group.com

ITERIS, INC.
UNAUDITED CONDENSED
BALANCE SHEETS
(in thousands)

	June 30, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$19,994	$16,587
Restricted cash	274	140
Trade accounts receivable, net	25,429	23,809
Unbilled accounts receivable	8,471	8,349
Inventories	11,534	10,841
Prepaid expenses and other current assets	4,644	3,128
Total current assets	70,346	62,854
Property and equipment, net	1,315	1,297
Right-of-use assets	7,955	8,345
Intangible assets, net	9,986	10,190
Goodwill	28,340	28,340
Other assets	434	768
Total assets	$118,376	$111,794
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$15,581	$12,943
Accrued payroll and related expenses	12,653	12,923
Accrued liabilities	6,454	5,453
Deferred revenue	7,356	6,720
Total current liabilities	42,044	38,039
Long-term liabilities	10,525	10,849
Total liabilities	52,569	48,888
Stockholders’ equity	65,807	62,906
Total liabilities and stockholders’ equity	$118,376	$111,794

ITERIS, INC.
UNAUDITED CONDENSED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2023	2022

Product revenues	$23,658	$16,381
Service revenues	19,887	17,286
Total revenues	43,545	33,667
Cost of product revenues	12,104	11,657
Cost of service revenues	14,638	11,851
Cost of revenues	26,742	23,508
Gross profit	16,803	10,159
Operating expenses:
General and administrative	5,801	6,412
Sales and marketing	6,290	5,198
Research and development	2,108	2,136
Amortization of intangible assets	651	668
Restructuring charges	—	707
Total operating expenses	14,850	15,121
Operating income (loss)	1,953	(4,962)
Non-operating income (expense):
Other income (expense), net	199	(23)
Interest income (expense), net	68	(32)
Income (loss) from continuing operations before income taxes	2,220	(5,017)
(Provision) benefit for income taxes	(95)	167
Net income (loss) from continuing operations	2,125	(4,850)
Loss from discontinued operations before gain on sale, net of tax	—	(15)
Net loss from discontinued operations, net of tax	—	(15)
Net income (loss)	$2,125	$(4,865)

Income (loss) per share - basic and diluted
Income (loss) per share from continuing operations	$0.05	$(0.11)
Loss per share from discontinued operations	$—	$—
Net income (loss) per share	$0.05	$(0.11)

Shares used in basic per share calculations	42,567	42,380
Shares used in diluted per share calculations	43,640	42,380

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the company has included the following non-GAAP financial measure in this release: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, and restructuring charges (“Adjusted EBITDA”).

When viewed with our financial results prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and accompanying reconciliations, we believe Adjusted EBITDA provides additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure in the table below. Adjusted EBITDA, as presented in this press release, is a supplemental measure of our performance that is not required by or presented in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as a measure of our liquidity. The presentation of this measure should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

We use Adjusted EBITDA non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present Adjusted EBITDA because we believe that it these provides useful information with respect to our ability to meet our operating commitments.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•It does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•It does not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•It is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•It does not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. See our audited financial statements contained in our Form 10-K. However, in spite of the above limitations, we believe that Adjusted EBITDA is useful to an investor in evaluating our results of operations because it:

•Is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
•Helps investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•Is used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.

The following financial items have been added back to or subtracted from our net income (loss) when calculating Adjusted EBITDA:

•Income tax expense. This amount may be useful to investors because it represents the taxes that might be payable for the period and the change in deferred taxes during the period, and therefore could reduce cash flow available for use in our business.
•Depreciation expense. Iteris excludes depreciation expense primarily because it is a non-cash expense. These amounts may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations.

•Amortization expense. Iteris incurs amortization of intangible assets in connection with acquisitions. Iteris also incurs amortization related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to investors because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights.
•Interest expense. Iteris excludes interest expense because it does not believe this item is reflective of ongoing business and operating results. This amount may be useful to investors for determining current cash flow. For the three month ended June 30, 2023, interest expense includes amortization of the remaining capitalized deferred financing costs due to the termination of the Credit Agreement (see Note 11, Long-Term Debt, to the Financial Statements for more information).
•Stock-based compensation. These expenses consist primarily of expenses from employee and director equity based compensation plans. Iteris excludes stock-based compensation primarily because they are non-cash expenses and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow.
•Restructuring charges. These expenses consist primarily of employee separation expenses, facility termination costs, and other expenses associated with Company restructuring activities. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.

It is impractical to attempt to reconcile expected Adjusted EBITDA to expected GAAP net income (loss) because many of the adjustments are difficult to forecast, including stock-based compensation because it depends on the price of our stock in the future, which is difficult to predict. Reconciliations of historical net income (loss) from continuing operations to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues were as follows:

	Three Months Ended June 30,
	2023	2022
	(In Thousands)
Net income (loss) from continuing operations	$2,125	$(4,850)

Income tax expense	95	(167)
Depreciation expense	150	159
Amortization expense	783	822
Interest expense	—	32
Stock-based compensation	525	848
Other adjustments:
Restructuring charges	—	707
Total adjustments	$1,553	$2,401
Adjusted EBITDA	$3,678	$(2,449)
Percentage of total revenues	8.4%	(7.3)%